EXHIBIT 10.26

Certificate of Free-of-Charge Office Premises

Use This is to certify that:Nanchang Vocational and Technical Normal College lawfully leases the premises including Logistics Service Center, Qinyuan No.1 Canteen, Zeyuan No.1 Canteen and Zeyuan No.2 Canteen within the college, located south of Xuefu Avenue and east of South Fuhua Avenue, Gongqingcheng City, Jiujiang City, Jiangxi Province. The college provides the above premises free of charge to Gongqingcheng Yunxiaoguanjia Technology Co., Ltd.The usage term commences on September 10, 2025 and expires on December 31, 2026.The college confirms that the premises have clear ownership without any disputes, and is fully entitled to grant free usage rights to the aforesaid company.

This is to certify the above.

Issuing Party (Seal): ________

Date: 2026 / 01 / 01